MDU Resources Announces Five-Year Capital Investment Plan
BISMARCK, N.D. — Nov. 21, 2023 — MDU Resources Group, Inc. (NYSE: MDU) announced today that it plans to make capital investments totaling $2.8 billion from 2024 through 2028.

“Our capital investment plans over the next five years are heavily focused on our regulated energy delivery businesses, with a 15% increase in planned spending as compared to the previous five years,” said David L. Goodin, president and CEO of MDU Resources. “We plan to expand our energy delivery systems to meet growing demand while upgrading existing infrastructure to ensure continued reliable and safe service to our customers. As we expect to complete the spinoff of our construction services business late next year, our planned capital investments for that business are limited to 2024.”

On Nov. 2, MDU Resources announced it intends to pursue a tax-free spinoff of its construction services subsidiary, MDU Construction Services Group. MDU Resources intends to become a pure-play regulated energy delivery business consisting of electric and natural gas utilities and a natural gas pipeline business.

Capital Expenditures
	Forecast				Actual + 2023 Forecast	Forecast
	2023	2024	2025	2026	2019-2023	2024-2028
(in millions)
Regulated energy delivery
Electric	$102	$113	$154	$199	$532	$880
Natural gas distribution	256	337	301	288	1,066	1,423
Pipeline	134	107	77	42	564	405
	492	557	532	529	2,162	2,708
Construction services*	38	52	0	0	248	52
Total**	$530	$609	$532	$529	$2,410	$2,760
*Assumes proposed tax-free spinoff completed in late 2024 **Excludes “Other” category, as well as assumed net proceeds from the sale or disposition of property

MDU Resources plans to increase investments in its electric and natural gas utilities 44% over the next five years as compared to 2019-23. Planned investments include:
•Construction of electric transmission lines and substations, as well as natural gas delivery infrastructure, to serve a customer base that is expected to continue growing at 1%-2% annually over the next five years.
•Construction of a Midwest Independent System Operator-approved 345-kilovolt transmission line project from Jamestown, North Dakota, to Ellendale, North Dakota, in partnership with Otter Tail Power Company.
•Replacing and modernizing certain existing electric and natural gas utility infrastructure to ensure continued safe and reliable service to customers.
Rate base for the utilities is expected to grow 6%-7% on a compounded annual basis over the next five years.

MDU Resources’ planned capital investments at the pipeline business will focus on system growth to expand natural gas transmission capacity. A number of projects are included in the planned investments, including the Wahpeton Expansion project in North Dakota that is expected to be constructed in 2024.

In 2024, MDU Resources plans to invest $52 million in MDU Construction Services Group, primarily on normal replacements and upgrades of the equipment that is used in the transmission and distribution, and electrical and mechanical services the company performs.

MDU Resources continually reviews its capital program and modifies it as needed. Actual expenditures may differ from estimates because of changes in load growth, regulatory decisions or other factors. The company provides periodic updates about its capital investments.

Acquisitions are not included in, and would be incremental to, MDU Resources’ capital investment plan.

Forward-Looking Statements
Information in this release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “continue,” “expect,” “estimate,” “forecast,” “may,” “will,” “would” or the negative thereof, and similar expressions, are intended to identify such forward-looking statements. The forward-looking statements in this release, including information about capital expenditure forecasts; expected projects; key growth strategies; projections; certain assumptions and strategies of MDU Resources; the planned spinoff of MDU Construction Services Group and the expected timing of the spinoff; statements regarding the company’s planned investments, including customer growth rates; and statements by the president and CEO of MDU Resources, are expressed in good faith and are believed by the company to have a reasonable basis, but they are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1993, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially, refer to Item 1A — Risk Factors in MDU Resources’ most recent Form 10-K and Form 10-Q and subsequent filings with the SEC.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides essential products and services through its regulated energy delivery and construction services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Investor Contact: Brent Miller, assistant treasurer, 701-530-1730
Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
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